Exhibit 99.1
Apollo Group, Inc.
News Release

APOLLO GROUP, INC. REPORTS FISCAL 2012 FOURTH QUARTER AND
YEAR-END RESULTS

Phoenix, October 16, 2012 – Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today reported financial results for the three months and fiscal year ended August 31, 2012.

•	Net revenue of $996.5 million for fourth quarter 2012 and $4.3 billion for fiscal year 2012

•
Earnings per share attributable to Apollo for fourth quarter 2012 of $0.46 per share, or $0.52 per share excluding special items, and $3.22 per share, or $3.56 excluding special items, for fiscal year 2012

•	University of Phoenix Degreed Enrollment at 328,400 and New Degreed Enrollment in the fourth quarter at 52,800

•
Initiatives to reengineer business processes and refine the delivery structure, including a University of Phoenix ground location realignment, are expected to favorably impact annual operating expenses by at least $300 million by fiscal 2014

“This past year, we have made great strides in executing on our strategy to differentiate University of Phoenix, diversify Apollo Group, and refine our business processes and delivery structure to be more efficient and effective, while providing a world class student experience,” said Apollo Group Chief Executive Officer and Apollo Global Chairman Greg Cappelli. “As we build the university of the future, our priority is to connect education to careers for our students, helping them achieve their desired academic and life outcomes.”
Unaudited Fourth Quarter Fiscal Year 2012 Results of Operations
Net revenue for the fourth quarter of fiscal year 2012 totaled $996.5 million, which represents an 11.0% decrease compared to the fourth quarter of fiscal year 2011. The decrease was due principally to lower University of Phoenix enrollment, partially offset by selective tuition price and other fee changes. For the quarter, University of Phoenix Degreed Enrollment decreased 13.8% to 328,400 and New Degreed Enrollment decreased 13.7% compared to the fourth quarter of fiscal year 2011.
The Company reported income from continuing operations attributable to Apollo Group for the three months ended August 31, 2012, of $52.6 million, or $0.46 per share (113.5 million weighted average diluted shares outstanding), compared to income from continuing operations attributable to Apollo Group of $189.7 million, or $1.38 per share (137.3 million weighted average diluted shares outstanding), for the three months ended August 31, 2011.
Results for the fourth quarter of fiscal year 2012 include restructuring and other charges of $9.4 million ($6.0 million net of tax and the portion attributable to noncontrolling interests) associated with a series of restructuring activities to reengineer business processes and refine the Company’s delivery structure. Results for the fourth quarter of fiscal year 2011 also contained special items, which are detailed in the reconciliation of GAAP financial information to non-GAAP financial information tables of this press release.

Excluding the special items noted above, income from continuing operations attributable to Apollo Group for the three months ended August 31, 2012, was $58.6 million, or $0.52 per share, compared to income from continuing operations attributable to Apollo Group of $140.7 million, or $1.02 per share, for the three months ended August 31, 2011. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
During the fourth quarter of fiscal year 2012, the Company completed the disposition of BPP Holdings Limited’s (“BPP”) subsidiary Mander Portman Woodward (“MPW”), a UK secondary education institution, for £54.8 million (equivalent to $85.3 million as of the date of sale). The Company recognized a gain on sale of $26.7 million, net of transaction costs, and has reported MPW’s operating results as discontinued operations in the Company’s Consolidated Statements of Income for all periods presented.
Operating Expenses
Instructional and student advisory increased $20.4 million, or 4.7%, to $455.6 million in the fourth quarter of fiscal year 2012 compared to the fourth quarter of fiscal year 2011. The expense increase was primarily related to the Company’s initiatives to more effectively support students and enhance their educational experience and outcomes, including investments in adaptive learning, curriculum development, the new learning and service platforms, and initiatives to connect education to careers. This was partially offset by a decrease in costs that are more variable in nature such as faculty and certain student advisory functions.
Marketing increased $9.7 million, or 5.7%, to $180.3 million in the fourth quarter of fiscal year 2012 compared to the fourth quarter of fiscal year 2011. The increase was principally attributable to higher employee compensation and other costs, including expense related to building employer relationships, partially offset by lower advertising costs.
Admissions advisory decreased $13.6 million, or 13.7%, to $85.9 million in the fourth quarter of fiscal year 2012 compared to the fourth quarter of fiscal year 2011. The decrease was principally attributable to lower admissions advisory headcount, partially offset by higher average employee compensation costs.
General and administrative decreased $6.2 million, or 6.2%, to $92.3 million in the fourth quarter of fiscal year 2012 compared to the fourth quarter of fiscal year 2011.
Depreciation and amortization increased $3.2 million, or 7.7%, to $44.7 million in the fourth quarter of fiscal year 2012 compared to the fourth quarter of fiscal year 2011. The increase was principally attributable to higher intangible asset amortization as a result of acquiring Carnegie Learning in the first quarter of fiscal year 2012 and increased capital expenditures and capital leases in recent years primarily related to information technology.
Provision for uncollectible accounts receivable (“bad debt expense”) decreased $0.9 million, or 2.3%, to $38.7 million in the fourth quarter of fiscal year 2012 compared to the fourth quarter of fiscal year 2011. The expense decrease was primarily attributable to reductions in gross accounts receivable principally resulting from decreases in University of Phoenix Degreed Enrollment.

Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for the fourth quarter of fiscal year 2012 versus the prior-year period.

	Q4 2012	Q4 2011
Revenues (in thousands)
Degree Seeking Gross Revenues (1)	$972,079	$1,099,572
Less: Discounts and other	(62,613)	(63,486)
Degree Seeking Net Revenues (1)	909,466	1,036,086
Non-degree Seeking Revenues (2)	12,563	12,730
Other, net of discounts (3)	74,468	71,404
	$996,497	$1,120,220

Revenue by Degree Type (in thousands) (1)
Associate’s	$237,737	$320,985
Bachelor’s	560,406	580,588
Master’s	152,205	174,451
Doctoral	21,731	23,548
Less: Discounts and other	(62,613)	(63,486)
	$909,466	$1,036,086

Degreed Enrollment (rounded to hundreds) (4)
Associate’s	102,600	136,300
Bachelor’s	172,600	183,100
Master’s	46,400	54,000
Doctoral	6,800	7,400
	328,400	380,800

Degree Seeking Gross Revenues per Degreed Enrollment (1), (4)
Associate’s	$2,317	$2,355
Bachelor’s	3,247	3,171
Master’s	3,280	3,231
Doctoral	3,196	3,182
All degrees (after discounts)	$2,769	$2,721

New Degreed Enrollment (rounded to hundreds) (5)
Associate’s	20,400	24,200
Bachelor’s	23,500	27,200
Master’s	8,200	9,000
Doctoral	700	800
	52,800	61,200

(1) Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credits in length with some course applicability into a related degree program.

(2) Represents revenue from tuition and other fees for students participating in University of Phoenix certificate programs less than 18 credits in length, certificate programs with no applicability into a related degree program, single course and continuing education courses.

(3) Represents revenues from Apollo Global and other.

(4) Represents:
- students enrolled in a University of Phoenix degree program who attended a credit bearing course during the quarter and had not graduated as of the end of the quarter;
- students who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree); and
- students participating in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(5) Represents:
- new students and students who have been out of attendance for more than 12 months who enroll in a University of Phoenix degree program and start a credit bearing course in the quarter;
- students who have previously graduated from a degree program and start a new degree program in the quarter; and
- students who commence participation in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

Unaudited 2012 Fiscal Year Results of Operations
Net revenue for fiscal year 2012 totaled $4.3 billion, which represents a 9.7% decrease compared to fiscal year 2011. The decrease was primarily attributable to University of Phoenix’s 10.2% decrease in net revenue principally due to lower University of Phoenix enrollment, partially offset by selective tuition price and other fee changes. In fiscal year 2012, University of Phoenix’s Average Degreed Enrollment decreased 14.8% as compared to fiscal year 2011.
The Company reported income from continuing operations attributable to Apollo Group for fiscal year 2012, of $393.7 million, or $3.22 per share (122.4 million weighted average diluted shares outstanding), compared to $566.3 million, or $4.00 per share (141.8 million weighted average diluted shares outstanding), for fiscal year 2011. Results for fiscal years 2012 and 2011 contained special items, which are detailed in the reconciliation of GAAP financial information to non-GAAP financial information tables of this press release. Excluding the special items, income from continuing operations attributable to Apollo Group for fiscal year 2012 was $435.7 million, or $3.56 per share, compared to income from continuing operations attributable to Apollo Group of $696.5 million, or $4.91 per share for fiscal year 2011.
Unaudited Balance Sheet
As of August 31, 2012, the Company’s cash and cash equivalents, excluding restricted cash, totaled $1.3 billion, compared to $1.6 billion as of August 31, 2011. The decrease was primarily attributable to share repurchases, capital expenditures, and the purchase of Carnegie Learning, partially offset by cash provided by operations, and proceeds from the disposition of Mander Portman Woodward.
As of August 31, 2012, accounts receivable decreased to $198.3 million from $215.6 million at August 31, 2011. Excluding accounts receivable and the related net revenue for Apollo Global, the Company’s days sales outstanding was 22 days as of August 31, 2012, as compared to 23 days as of August 31, 2011.
Total debt outstanding (including short-term borrowings and the current portion of long-term debt) increased by $120.9 million to $719.9 million as of August 31, 2012, from $599.0 million as of August 31, 2011. Subsequent to August 31, 2012, the Company repaid the $615.0 million drawn on its revolving credit facility.
Share Repurchases
The Company repurchased approximately 2.0 million and 19.1 million shares of its common stock at a weighted average purchase price of $31.60 and $41.82 per share for a total cost of $63.5 million and $799.5 million during the three and twelve months ended August 31, 2012, respectively.
Optimization Initiatives
The Company continues initiatives to reengineer business processes and refine its delivery structure, while maintaining a commitment to enhance the student educational experience and outcomes. These activities, including the actions discussed below, are expected to favorably impact annual operating expenses by at least $300 million by fiscal year 2014, when compared to fiscal year 2012. The Company expects to realize more than half of these cumulative cost savings in fiscal year 2013, with the remainder in fiscal year 2014.
As part of the reengineering initiative, University of Phoenix is realigning its ground locations throughout the U.S., which will directly impact approximately 4% of total Degreed Enrollment, or around 13,000 students. These students will be offered support to continue their education at the University of Phoenix either online, through alternative on-ground arrangements or, in limited cases, at existing University of Phoenix locations. This plan includes closing 115 locations, consisting of 90 learning and student resource centers, which are generally smaller satellite locations, and 25 campuses. University of Phoenix will preserve a national coast-to-coast network of 112 locations and plans to retain a presence in 36 states, the District of Columbia and Puerto Rico. Subject to regulatory approvals, the realignment is expected to be substantially complete in fiscal year 2013. The Company expects to incur approximately $175 million of restructuring and other charges, principally for lease exit and other related costs, with most of these costs incurred in fiscal year 2013. The Company plans to continue investing in its ground locations to create state-of-the art, technologically-integrated facilities offering academic and career support and increased mobile connectivity, while also continuing to advance its leading-edge online learning platform.
The Company has also begun implementing a workforce reduction and expects to decrease total headcount, excluding faculty, by approximately 800 employees during fiscal year 2013. The Company anticipates incurring approximately $25 million of restructuring and other charges in fiscal year 2013 related to workforce reductions.
Apollo Global, Inc.
On October 12, 2012, the Company entered into an agreement with The Carlyle Group and closed the purchase of Carlyle’s remaining 14.4% noncontrolling ownership interest in Apollo Global, Inc. for $42.5 million in cash, plus a contingent payment based on a portion of the Apollo Global operating results through the fiscal years ending August 31, 2017.
Business Outlook
The Company offers the following commentary regarding the outlook for fiscal year 2013 based on the business trends observed during the fourth quarter of fiscal year 2012, as well as management’s current expectations of future trends.

•	Net revenue of $3.65 – $3.80 billion; and

•
Operating income of $525 – $575 million, excluding the impact of special items and restructuring and other charges, but including the expected expense savings associated with the realignment plan and workforce reduction.

Conference Call Information
The Company will hold a conference call to discuss these earnings results at 5:00 p.m. Eastern, 2:00 p.m. Phoenix time, today, Tuesday, October 16, 2012.
Dial-In Numbers:
877-292-6888 (Domestic)
973-200-3381 (International)
Conference ID: 33161955
A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A webcast replay will be available approximately one hour following the conclusion of the call at the same link.
A telephone replay will be available approximately two hours following the conclusion of the call until October 30, 2012.
Dial-In Numbers:
855-859-2056 (Domestic)
404-537-3406 (International)
Conference ID: 33161955

About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for approximately 40 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning. The Company offers programs and services throughout the United States and in Latin America and Europe, as well as online throughout the world.
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward-Looking Statements Safe Harbor
Statements about Apollo Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation (i) the impact of increased competition from traditional public universities and proprietary educational institutions, (ii) the impact of the Company’s restructuring initiatives to increase operating efficiency and better align operations with student demand and business strategy, including the substantial reduction in University of Phoenix on-ground locations, (iii) the impact of changes in marketing channels and other recruiting practices to better identify students who are more likely to succeed at University of Phoenix, (iv) the impact of the Company’s initiatives to improve the student experience, improve student outcomes and enhance the connection between education and careers, (v) changes in enrollment or student mix, (vi) changes in the overall U.S. or global economy, (vii) changes in law or regulation affecting the Company’s eligibility to participate in or the manner in which it participates in U.S. federal and state student financial aid programs, and (viii) changes in the Company’s business necessary to remain in compliance with existing, new, or amended U.S. federal student financial aid program regulations, including the so-called 90/10 Rule and the limitations on cohort default rates, and to remain in compliance with the accrediting criteria of the relevant accrediting bodies. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Group’s Form 10-K for fiscal year 2011 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at www.apollogrp.edu.
Use of Non-GAAP Financial Information
This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations, (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods, and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently, limiting their usefulness as a comparative measure across companies.

Apollo Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	As of August 31,
(In thousands)	2012	2011
ASSETS:
Current assets
Cash and cash equivalents	$1,276,375	$1,571,664
Restricted cash and cash equivalents	318,334	379,407
Accounts receivable, net	198,279	215,567
Prepaid taxes	26,341	35,629
Deferred tax assets, current portion	69,052	124,137
Other current assets	49,609	44,382
Total current assets	1,937,990	2,370,786
Property and equipment, net	571,629	553,027
Marketable securities	5,946	5,946
Goodwill	103,345	133,297
Intangible assets, net	149,034	121,117
Deferred tax assets, less current portion	77,628	70,949
Other assets	22,750	14,584
Total assets	$2,868,322	$3,269,706
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$638,588	$419,318
Accounts payable	74,872	69,551
Student deposits	362,143	424,045
Deferred revenue	254,555	293,436
Accrued and other current liabilities	324,881	448,937
Total current liabilities	1,655,039	1,655,287
Long-term debt	81,323	179,691
Deferred tax liabilities	15,881	26,400
Other long-term liabilities	191,756	164,339
Total liabilities	1,943,999	2,025,717
Commitments and contingencies
Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	93,770	68,724
Apollo Group Class A treasury stock, at cost	(3,878,612)	(3,125,175)
Retained earnings	4,743,150	4,320,472
Accumulated other comprehensive loss	(30,034)	(23,761)
Total Apollo shareholders’ equity	928,378	1,240,364
Noncontrolling (deficit) interests	(4,055)	3,625
Total equity	924,323	1,243,989
Total liabilities and shareholders’ equity	$2,868,322	$3,269,706

Apollo Group, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended August 31,		% of Revenue
	2012	2011	2012	2011
(In thousands, except per share data)
Net revenue	$996,497	$1,120,220	100.0%	100.0%
Costs and expenses:
Instructional and student advisory	455,564	435,181	45.7%	38.9%
Marketing	180,322	170,660	18.1%	15.2%
Admissions advisory	85,852	99,428	8.6%	8.9%
General and administrative	92,322	98,473	9.3%	8.8%
Depreciation and amortization	44,741	41,529	4.5%	3.7%
Provision for uncollectible accounts receivable	38,733	39,631	3.9%	3.5%
Restructuring and other charges	9,408	19,067	0.9%	1.7%
Litigation credit, net	—	(16,454)	—%	(1.5)%
Total costs and expenses	906,942	887,515	91.0%	79.2%
Operating income	89,555	232,705	9.0%	20.8%
Interest income	306	498	—%	—%
Interest expense	(5,127)	(2,724)	(0.5)%	(0.2)%
Other, net	520	17	0.1%	—%
Income from continuing operations before income taxes	85,254	230,496	8.6%	20.6%
Provision for income taxes	(37,726)	(45,303)	(3.8)%	(4.1)%
Income from continuing operations	47,528	185,193	4.8%	16.5%
Income (loss) from discontinued operations, net of tax	26,641	(1,257)	2.6%	(0.1)%
Net income	74,169	183,936	7.4%	16.4%
Net loss attributable to noncontrolling interests	1,279	4,676	0.2%	0.4%
Net income attributable to Apollo	$75,448	$188,612	7.6%	16.8%

Earnings (loss) per share – Basic:
Continuing operations attributable to Apollo	$0.47	$1.39
Discontinued operations attributable to Apollo	0.20	(0.01)
Basic income per share attributable to Apollo	$0.67	$1.38

Earnings (loss) per share – Diluted:
Continuing operations attributable to Apollo	$0.46	$1.38
Discontinued operations attributable to Apollo	0.20	(0.01)
Diluted income per share attributable to Apollo	$0.66	$1.37

Basic weighted average shares outstanding	112,815	136,594
Diluted weighted average shares outstanding	113,539	137,295

Apollo Group, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Year Ended August 31,		% of Revenue
	2012	2011	2012	2011
(In thousands, except per share data)
Net revenue	$4,253,337	$4,711,049	100.0%	100.0%
Costs and expenses:
Instructional and student advisory	1,800,569	1,759,986	42.3%	37.4%
Marketing	663,442	654,399	15.6%	13.9%
Admissions advisory	383,935	415,386	9.0%	8.8%
General and administrative	344,300	355,548	8.1%	7.5%
Depreciation and amortization	177,804	157,686	4.2%	3.3%
Provision for uncollectible accounts receivable	146,742	181,297	3.5%	3.9%
Restructuring and other charges	38,695	22,913	0.9%	0.5%
Goodwill and other intangibles impairment	16,788	219,927	0.4%	4.7%
Litigation charge (credit), net	4,725	(11,951)	0.1%	(0.3)%
Total costs and expenses	3,577,000	3,755,191	84.1%	79.7%
Operating income	676,337	955,858	15.9%	20.3%
Interest income	1,187	2,884	0.1%	—%
Interest expense	(11,745)	(8,931)	(0.3)%	(0.2)%
Other, net	476	(1,588)	—%	—%
Income from continuing operations before income taxes	666,255	948,223	15.7%	20.1%
Provision for income taxes	(283,072)	(419,136)	(6.7)%	(8.9)%
Income from continuing operations	383,183	529,087	9.0%	11.2%
Income from discontinued operations, net of tax	33,823	6,709	0.8%	0.2%
Net income	417,006	535,796	9.8%	11.4%
Net loss attributable to noncontrolling interests	5,672	36,631	0.1%	0.8%
Net income attributable to Apollo	$422,678	$572,427	9.9%	12.2%

Earnings per share – Basic:
Continuing operations attributable to Apollo	$3.24	$4.01
Discontinued operations attributable to Apollo	0.24	0.04
Basic income per share attributable to Apollo	$3.48	$4.05

Earnings per share – Diluted:
Continuing operations attributable to Apollo	$3.22	$4.00
Discontinued operations attributable to Apollo	0.23	0.04
Diluted income per share attributable to Apollo	$3.45	$4.04

Basic weighted average shares outstanding	121,607	141,269
Diluted weighted average shares outstanding	122,357	141,750

Apollo Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Year Ended August 31,
	2012	2011
($ in thousands)
Cash flows provided by (used in) operating activities:
Net income	$417,006	$535,796
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	78,705	70,040
Excess tax benefits from share-based compensation	(1,150)	(4,014)
Depreciation and amortization	178,234	159,006
Amortization of lease incentives	(15,510)	(18,822)
Amortization of deferred gains on sale-leasebacks	(2,798)	(2,221)
Goodwill and other intangibles impairment	16,788	219,927
Non-cash foreign currency (gain) loss, net	(497)	1,662
Gain on sale of discontinued operations	(26,678)	—
Provision for uncollectible accounts receivable	146,742	181,297
Litigation charge (credit)	4,725	(11,951)
Deferred income taxes	21,850	55,823
Changes in assets and liabilities, excluding the impact of acquisitions and business dispositions:
Restricted cash and cash equivalents	61,073	64,725
Accounts receivable	(129,773)	(121,120)
Prepaid taxes	9,303	(25,241)
Other assets	(11,568)	(9,900)
Accounts payable	12,525	(3,913)
Student deposits	(58,740)	(70,120)
Deferred revenue	(39,154)	(79,488)
Accrued and other liabilities	(109,783)	(44,364)
Net cash provided by operating activities	551,300	897,122
Cash flows provided by (used in) investing activities:
Additions to property and equipment	(115,187)	(162,573)
Acquisitions, net of cash acquired	(73,736)	—
Maturities of marketable securities	—	10,000
Proceeds from sale-leaseback, net	—	169,018
Proceeds from dispositions, net	76,434	21,251
Collateralization of letter of credit	—	126,615
Other investing activities	(1,694)	—
Net cash (used in) provided by investing activities	(114,183)	164,311
Cash flows provided by (used in) financing activities:
Payments on borrowings	(562,269)	(437,925)
Proceeds from borrowings	629,145	410,051
Apollo Group Class A common stock purchased for treasury	(811,913)	(783,168)
Issuance of Apollo Group Class A common stock	11,949	24,903
Noncontrolling interest contributions	—	6,875
Excess tax benefits from share-based compensation	1,150	4,014
Net cash used in financing activities	(731,938)	(775,250)
Exchange rate effect on cash and cash equivalents	(468)	712
Net (decrease) increase in cash and cash equivalents	(295,289)	286,895
Cash and cash equivalents, beginning of year	1,571,664	1,284,769
Cash and cash equivalents, end of year	$1,276,375	$1,571,664
Supplemental disclosure of cash flow and non-cash information
Cash paid for income taxes, net of refunds	$246,824	$464,701
Cash paid for interest	$9,794	$10,972
Capital lease additions	$44,145	$31,818
Restricted stock units vested and released	$36,182	$21,470
Credits received for tenant improvements	$27,009	$25,538
Debt incurred for acquired technology	$14,389	$—

Apollo Group, Inc. and Subsidiaries
Reconciliation of GAAP financial information to non-GAAP financial information
(Unaudited)
	Three Months Ended August 31,		Year Ended August 31,
	2012	2011	2012	2011
(In thousands, except per share data)
Net income attributable to Apollo, as reported	$75,448	$188,612	$422,678	$572,427
Income (loss) from discontinued operations, net of tax and noncontrolling interest	22,805	(1,076)	28,952	6,102
Income from continuing operations attributable to Apollo	52,643	189,688	393,726	566,325
Reconciling items:
Restructuring and other charges, net of noncontrolling interest(1)	8,942	19,067	37,843	22,913
Goodwill and other intangibles impairment, net of noncontrolling interest(2)	—	—	14,370	188,258
Litigation (credit) charge, net(3)	—	(16,454)	4,725	(11,951)
	8,942	2,613	56,938	199,220
Less: tax effects, net of noncontrolling interest	(2,986)	(1,022)	(14,940)	(8,737)
Tax benefit from sales apportionment resolution(4)	—	(43,319)	—	(43,319)
Tax benefit from Meritus University closure(5)	—	(7,306)	—	(7,306)
Tax benefit from IRS settlement(6)	—	—	—	(9,646)
Income from continuing operations attributable to Apollo, adjusted to exclude special items	$58,599	$140,654	$435,724	$696,537

Diluted income per share from continuing operations attributable to Apollo, as reported	$0.46	$1.38	$3.22	$4.00

Diluted income per share from continuing operations attributable to Apollo, adjusted to exclude special items	$0.52	$1.02	$3.56	$4.91

Diluted weighted average shares outstanding	113,539	137,295	122,357	141,750

(1) Restructuring and other charges represent charges associated with the Company’s series of restructuring activities to reengineer business processes and refine its delivery structure, net of noncontrolling interest.

(2) The charges for the fiscal year ended August 31, 2012 represent impairments of UNIACC’s goodwill and other intangibles, net of noncontrolling interest, with no income tax benefit as UNIACC’s goodwill and other intangibles are not deductible for tax purposes. The charges for the fiscal year ended August 31, 2011 represent impairments of BPP’s goodwill and other intangibles, net of noncontrolling interest. The Company did not record a tax benefit associated with BPP’s goodwill impairment because the goodwill is not deductible for tax purposes.

(3) The charges for the fiscal year ended August 31, 2012 represent a rejected settlement offer the Company made in connection with a legal matter and estimated future legal costs. The credits for the quarter and fiscal year ended August 31, 2011 are principally the result of the Company’s agreement in principle to settle the Policeman’s Annuity and Benefit Fund of Chicago securities class action. This was partially offset in both periods by a charge recorded in the fourth quarter of fiscal year 2011 associated with another legal matter.

(4) The $43.3 million tax benefit for the quarter and fiscal year ended August 31, 2011 resulted from the Company’s resolution of an income tax apportionment matter with the Arizona Department of Revenue.

(5) The $7.3 million tax benefit for the quarter and fiscal year ended August 31, 2011 represents a benefit associated with the closure of Meritus University.
(6) The $9.6 million tax benefit for the year ended August 31, 2011 resulted from resolution with the Internal Revenue Service regarding the deductibility of payments made to settle a lawsuit in fiscal year 2010.

Investor Relations Contacts:
Beth Coronelli, (312) 660-2059
beth.coronelli@apollogrp.edu

Media Contact:
Media Relations Hotline, (602) 254-0086
media@apollogrp.edu